Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
FEBRUARY 3, 2011	Robert Jordheim
Chief Financial Officer
rjordheim@rtix.com

Wendy Crites Wacker, APR
Corporate Communications
wwacker@rtix.com

Phone (386) 418-8888

RTI BIOLOGICS ANNOUNCES 2010 FOURTH QUARTER, YEAR END RESULTS

– Company Achieves Record Quarterly and Annual Revenues; Will Hold Conference Call

at 8:30 a.m. ET –

ALACHUA, Fla. (Feb. 3, 2010) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading provider of orthopedic and other biologic implants, reported operating results for the fourth quarter of 2010 as follows:

Quarterly Highlights:

•	Achieved quarterly revenues of $45.4 million, a new record for the company.

•	Achieved quarterly net income of $2.8 million, or $0.05 per fully diluted share.

•	Achieved record quarterly revenues of $12.3 million in the sports medicine business.

•	Achieved revenue growth in the domestic sports medicine business of 25 percent over the fourth quarter of 2009.

•	Achieved revenue growth in the surgical specialties business of 29 percent over the fourth quarter of 2009.

•	Launched a new bone construct and bone graft substitute to distributors.

“Revenues in the fourth quarter met expectations as our direct businesses, including sports medicine, demonstrated continued strength. Notably, we saw strong surgeon demand at the end of the year as the result of increased case volumes,” said Brian K. Hutchison, chairman and CEO of RTI. “Additionally, our continued focus on increasing operating cash flow, including inventory reductions, resulted in a strengthening of the balance sheet.”

Revenues of $45.4 million for the fourth quarter of 2010 increased 8 percent compared to the fourth quarter of 2009. Domestic revenues of $41.1 million for the fourth quarter increased 15 percent on the strength of the surgical specialties and the direct sports medicine businesses. International revenues of $4.3 million decreased 30 percent, or 25 percent on a constant currency basis, primarily due to declines in dental revenue and continued economic weakness in several international markets.

For the fourth quarter of 2010, the company reported net income of $2.8 million and net income per fully diluted share of $0.05 based on 54.9 million fully diluted shares outstanding, compared to net income of $1.5 million and net income per fully diluted share of $0.03 for the fourth quarter of 2009, based on 54.9 million fully diluted shares outstanding.

Record revenues of $166.2 million for the full year increased 1 percent compared to 2009. The company reported a net loss of $129.4 million and a net loss of $2.36 per fully diluted share for the full year. Full year results include a decrease in net income of $134.7 million, or $2.46 per fully diluted share, due to a goodwill impairment charge, as announced in the third quarter of 2010. Adjusted net income for 2010 excluding this goodwill impairment charge was $5.3 million, or $0.10 per fully diluted share.

Fiscal 2011 and First Quarter Outlook

The company expects full year revenues for 2011 to be between $159 million and $162 million. Full year earnings per fully diluted share are expected to be in the range of $0.11 to $0.13, based on 55.4 million fully diluted shares outstanding.

For the first quarter of 2011, the company expects revenues to be between $38 million and $39 million, and approximately $0.02 per fully diluted share.

“We expect that revenues in 2011 will be driven by continued growth in our direct distribution group as well as new product introductions,” Hutchison said. “While we are focused on controlling expenses, we are investing in initiatives that we anticipate will accelerate our future revenue growth and support our new product development.”

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the fourth quarter and year end 2010 results at 8:30 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the webcast will be available on the RTI website following the call.

Use of Non-GAAP Financial Measures

A reconciliation of the company’s non-GAAP financial measures to the corresponding GAAP measures, and an explanation of the company’s use of the non-GAAP measures, is included in the exhibits to this press release.

About RTI Biologics Inc.

RTI Biologics Inc. is a leading provider of sterile biologic implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening and using proprietary processes. These allograft and xenograft implants are used in orthopedic, dental and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization Process – have a combined record of more than two million implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Germany and France. The company is accredited by the American Association of Tissue Banks in the United States.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues:
Fees from tissue distribution	$43,102	$41,083	$161,001	$160,044
Other revenues	2,274	877	5,170	4,483

Total revenues	45,376	41,960	166,171	164,527
Costs of processing and distribution	25,174	22,031	90,168	87,034

Gross profit	20,202	19,929	76,003	77,493

Expenses:
Marketing, general and administrative	14,297	14,449	59,232	59,325
Research and development	2,425	3,056	9,435	8,899
Restructuring charges	—	—	—	42
Goodwill impairment	—	—	134,681	—
Asset impairments and abandonments	12	—	30	208

Total operating expenses	16,734	17,505	203,378	68,474

Operating income (loss)	3,468	2,424	(127,375)	9,019

Total other expense - net	(55)	(133)	(419)	(564)

Income (loss) before income tax (provision) benefit	3,413	2,291	(127,794)	8,455
Income tax provision	(647)	(802)	(1,605)	(2,600)

Net income (loss)	$2,766	$1,489	$(129,399)	$5,855

Net income (loss) per common share - basic	$0.05	$0.03	$(2.36)	$0.11

Net income (loss) per common share - diluted	$0.05	$0.03	$(2.36)	$0.11

Weighted average shares outstanding - basic	54,806,762	54,551,742	54,729,608	54,349,391

Weighted average shares outstanding - diluted	54,891,711	54,937,101	54,729,608	54,772,489

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Reconciliation of Net Loss and Net Loss Per Diluted Share to

Adjusted Net Income and Adjusted Net Income Per Diluted Share

(In thousands except per share data)

(Unaudited)

	Twelve Months Ended
	December 31, 2010		December 31, 2009
	Net Loss	Impact per Diluted Share	Net Income	Impact per Diluted Share
GAAP results	$(129,399)	$(2.36)	$5,855	$0.11
Goodwill impairment	134,681	2.46	—	—
Tax effect	—	—	—	—

Adjusted results	$5,282	$0.10	$5,855	$0.11

Use of Non-GAAP Financial Measures

To supplement RTI Biologics’ condensed consolidated financial statements presented on a GAAP basis, the company discloses certain non- GAAP financial measures that exclude certain amounts, including non-GAAP net income and non –GAAP impact per fully diluted share. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Reconciliations of non-GAAP financial measures to the corresponding GAAP measures are included in the reconciliation above.

The following is an explanation of the adjustment that management excluded as part of the non-GAAP measures for the year ended December 31, 2010 as well as the reason for excluding the individual item.

Goodwill impairment charge – This adjustment relates to evaluating the goodwill associated with the purchase of Tutogen Medical Inc. Management removes the impact of the goodwill impairment charge from the Company’s operating results to assist in assessing its operating performance in the current period and to supplement a comparison to the Company’s past operating performance.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP impact per fully diluted share should not be considered in isolation, or as a replacement for GAAP measures.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting non-GAAP net income and non-GAAP impact per fully diluted share in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making which excludes the impairment charges. The Company further believes that providing this information better enables RTI Biologics’ investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Fees from tissue distribution:
Sports medicine	$12,314	$10,322	$45,065	$39,533
Spine	9,432	9,560	33,906	41,087
Dental	7,685	8,401	29,746	29,985
Surgical specialties	7,986	6,640	26,871	26,278
BGS and general orthopedic	5,685	6,160	25,413	23,161
Other revenues	2,274	877	5,170	4,483

Total revenues	$45,376	$41,960	$166,171	$164,527

Domestic revenues	41,113	35,890	147,943	141,275
International revenues	4,263	6,070	18,228	23,252

Total revenues	$45,376	$41,960	$166,171	$164,527

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$28,212	$17,382
Accounts receivable - net	20,126	22,228
Inventories - net	87,278	93,935
Prepaid and other assets	23,456	19,397

Total current assets	159,072	152,942

Property, plant and equipment - net	43,346	46,562
Goodwill	—	134,681
Other assets - net	23,340	20,322

Total assets	$225,758	$354,507

Liabilities and Stockholders’ Equity
Accounts payable	$12,570	$19,844
Accrued expenses and other current liabilities	19,753	14,191
Short-term obligations and current portion of long-term obligations	1,120	3,963

Total current liabilities	33,443	37,998

Deferred revenue	25,118	10,381
Long-term liabilities	5,261	16,239

Total liabilities	63,822	64,618
Stockholders’ equity:
Common stock and additional paid-in capital	408,890	406,380
Accumulated other comprehensive loss	(1,438)	(374)
Accumulated deficit	(245,516)	(116,117)

Total stockholders’ equity	161,936	289,889

Total liabilities and stockholders’ equity	$225,758	$354,507

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$2,766	$1,489	$(129,399)	$5,855
Adjustments to reconcile net income (loss) to net cash provided by (used in) by operating activities:
Depreciation and amortization expense	1,969	1,724	7,498	7,139
Stock-based compensation	468	623	1,758	1,882
Goodwill impairment	—	—	134,681	—
Deferred revenue	16,500	—	16,500	8,000
Change in working capital	4,702	(9,953)	(170)	(29,080)
Other items to reconcile to net cash provided by (used in) operating activities	39	368	(1,479)	1,830

Net cash provided by (used in) operating activities	26,444	(5,749)	29,389	(4,374)

Cash flows from investing activities:
Purchases of property, plant and equipment	(856)	(1,376)	(3,244)	(4,422)
Proceeds from sale of property, plant and equipment	—	—	—	18
Patent and acquired intangible asset costs	(2,529)	(64)	(3,812)	(387)

Net cash used in investing activities	(3,385)	(1,440)	(7,056)	(4,791)

Cash flows from financing activities:
Proceeds from exercise of common stock options	—	10	764	525
Excess tax benefit from exercise of common stock options	—	—	—	186
Net (payments) proceeds on short-term obligations	(1,061)	345	(1,947)	(2,092)
Proceeds from long-term obligations	—	4,525	9,750	13,103
Payments on long-term obligations	(9,361)	(768)	(20,074)	(5,358)

Net cash (used in) provided by financing activities	(10,422)	4,112	(11,507)	6,364

Effect of exchange rate changes on cash and cash equivalents	27	16	4	107

Net increase (decrease) in cash and cash equivalents	12,664	(3,061)	10,830	(2,694)
Cash and cash equivalents, beginning of period	15,548	20,443	17,382	20,076

Cash and cash equivalents, end of period	$28,212	$17,382	$28,212	$17,382